                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement          [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(e)(2))
[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              MIP PROPERTIES, INC.
                (Name of Registrant as Specified in Its Charter)

                              MIP PROPERTIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common
      Stock

  (2) Aggregate number of securities to which transaction applies: 9,223,105 shares of common stock outstanding, 5,000 shares of common stock subject to a stock option and 110,492 shares of common stock subject to deferred compensation arrangements

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $2.475 per share of common stock outstanding, plus the number of shares of common stock subject to a stock option or subject to deferred compensation arrangements

  (4) Proposed maximum aggregate value of transaction: $23,113,027.58

  (5) Total fee paid: $4,622.61

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                     [LETTERHEAD OF MIP PROPERTIES, INC.]

September 27, 1995


                                                          Via U.P.S.

Mr. Richard Newman
First Capital Alliance
440 South La Salle, Suite 1614
Chicago, IL 60605

Dear Mr. Newman:

     Recently your firm voted its proxy against the pending merger with JER partners, LLC and MIP Acquisition Corporation (JER). I want to draw your attention to certain items in the Proxy Statement that you may be overlooking.

     MIP's Charter requires 80% of all shares to be voted in favor of a merger, sale, or business combination. By itself this requirement tends to discourage some potential acquirers because they feel it is such a high threshold that it is impractical to try to achieve this vote. I believe that failure to approve the pending deal could reinforce that view, eroding the marketability of MIP.

     On the day before MIP announced its intention to explore its strategic alternatives, its share price closed at $1.1875. On the day before MIP executed the Merger Agreement, MIP's stock closed at $1.8125. I am concerned that if this deal fails, the price of the stock might fall to these levels, notwithstanding a higher book value.

     Since March 1994, MIP has publicly and actively pursued strategic alternatives, including sale or merger. We were assisted in this process by two investment bankers who actively solicited interest from a large number of prospective investors. I believe that the pending transaction is the best alternative to arise from that extensive effort over the past 18 months.

     On May 19, 1995, Duff & Phelps Capital Markets Co., which was fully informed about the purchase agreement between JER and Steve Markoff, issued a Fairness Opinion stating that the "Proposed Transaction is fair from a financial point of view to the stockholders of the Company."

     For these and other reasons the Directors strongly support the proposed merger as the best available way to deliver higher value to the shareholders and believe the allegations in Mr. Hinson's suit are completely without merit.

Mr. Richard Newman
September 27, 1995
page 2

     I encourage you to vote for the merger. It is in your best interest.

     I would like to discuss this with your because it is my view that a properly informed stockholder will agree that this proposed transaction is in his best interest.

                                              Very truly yours,

                                              CARL C. GREGORY, III

                                              Carl C. Gregory, III
                                              Chairman of the Board
                                              Chief Executive Officer

ccg/ph